Exhibit 5(b)
     The registrant hereby undertakes that it will submit or has submitted the Pioneer Hi-Bred International, Inc. Savings Plan and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plans.